EXHIBIT 99.1

Civeo Reports First Quarter 2018 Results

HOUSTON, April 27, 2018 (GLOBE NEWSWIRE) -- Civeo Corporation (NYSE:CVEO) today reported financial and operating results for the first quarter ended March 31, 2018.

Highlights since year-end include:

  Delivered first quarter revenues of $101.5 million

  Completed acquisition of Noralta Lodge, a premier accommodations provider in the Canadian Oil Sands region, on April 2, 2018

  Completed acquisition of a 400 room accommodation facility near Lake Charles, Louisiana

  Amended and restated the credit facility, extending the maturity date by 18 months to November 2020, on April 2, 2018

“We had a strategically successful start to 2018 highlighted by the close of two important acquisitions for our Company, strengthening our respective positions in the Canadian Oil Sands and U.S. Gulf Coast markets. Our teams are diligently advancing integration efforts as we continue to focus on providing best-in-class service levels for our customers and delivering value for all of our stakeholders. These acquisitions will deliver increased cash flows and further delever our balance sheet. The completion of an amendment to our credit facility was another important milestone for Civeo as we take steps to optimize our capital structure for growth in an increasingly healthy commodity price environment,” said Bradley J. Dodson, President and Chief Executive Officer.

Mr. Dodson continued, “In Canada, the first quarter of 2018 was softer than anticipated with lower average daily rates related to the new McClelland Lake Ft. Hills contract and lower margins from our mobile camp business. However, our Canadian occupancy in March and outlook for April and May is optimistic due to strong turnaround activity. In Australia, we also experienced some extended holiday downtime to start the year followed by progressively stronger performance each month. And finally, the results for our U.S. segment continue to strengthen, driven by robust drilling activity in the Permian Basin and the addition of our new location on the U.S. Gulf Coast. We believe that the U.S. segment will achieve positive EBITDA in the second quarter. Against this encouraging fundamental backdrop, we will continue to focus on our strategic mandates of generating free cash flow, managing capital, and pursuing growth opportunities across our core markets.”

First Quarter 2018 Results

In the first quarter of 2018, Civeo generated revenues of $101.5 million and reported a net loss of $55.5 million, or $0.42 per share. The loss represents a $56.0 million pre-tax loss resulting in part from a $28.7 million impairment charge as well as roughly $1.0 million in costs associated with the Noralta acquisition. During the first quarter of 2018, Civeo produced operating cash flow of $2.8 million, Adjusted EBITDA of $10.0 million and free cash flow of $2.9 million.

(EBITDA is a non-GAAP financial measure that is defined as net income (loss) plus interest, taxes, depreciation and amortization, and Adjusted EBITDA is defined as EBITDA adjusted to exclude impairment charges and certain other costs. Free cash flow is a non-GAAP financial measure that is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales. Please see the reconciliations to GAAP measures at the end of this news release.)

By comparison, in the first quarter of 2017, Civeo generated revenues of $91.4 million and reported a net loss of $21.0 million, or $0.17 per share. During the first quarter of 2017, Civeo generated operating cash flow of $9.8 million, Adjusted EBITDA of $15.2 million and free cash flow of $6.5 million.

The decline in Adjusted EBITDA was the result of lower EBITDA margins in Canada from reduced daily rates and a shift in revenue mix towards catering, mobile and open camp revenues and increased selling, general, and administrative expenses primarily associated with higher incentive compensation costs. The increase in net loss in the first quarter of 2018 compared to 2017 was primarily due to the aforementioned items, a $28.7 million pre-tax impairment charge and $1 million in costs associated with the Noralta acquisition.

Business Segment Results

(Unless otherwise noted, the following discussion compares the quarterly results for the first quarter of 2018 to the results for the first quarter of 2017. The Adjusted EBITDA amounts discussed below exclude the fixed asset impairment and Noralta-related expenses noted above.)

Canada

During the first quarter of 2018, the Canadian segment generated revenues of $63.4 million, operating loss, including the impairment discussed above, of $39.9 million and Adjusted EBITDA of $9.3 million, compared to revenues of $60.5 million, operating loss of $5.0 million and Adjusted EBITDA of $13.2 million in the first quarter of 2017. The first quarter of 2018 results reflect the impact of a strengthened Canadian dollar relative to the U.S. dollar, which increased revenues by $2.8 million. On a constant currency basis, revenues were roughly flat due to a decrease in average daily rates, which was partially offset by an increase in catering, mobile and open camp revenues. The shift in revenue mix towards catering, mobile and open camp revenues resulted in compressed margins in the first quarter of 2018 compared to the first quarter 2017. Adjusted EBITDA for 2018 was also positively impacted by a $2.1 million gain on sale of assets related to unused units.

Australia

Revenue for the Australian segment was $27.9 million, operating loss was $3.2 million and Adjusted EBITDA was $9.1 million in the first quarter of 2018, compared to revenues of $27.0 million, operating loss of $1.2 million and Adjusted EBITDA of $10.6 million in the first quarter of 2017, respectively.

The first quarter results reflect the impact of a strengthened Australian dollar relative to the U.S. dollar, which increased revenues by $1.0 million.  On a constant currency basis, revenue for the Australian segment was roughly flat with a slower than usual start to 2018, which was offset by a strong March. Additionally, reduced take-or-pay contract termination revenue compared to the first quarter of 2017 was largely offset by increased occupancy.

U.S.

The U.S. segment generated revenues of $10.2 million, operating loss of $3.3 million and an Adjusted EBITDA loss of $0.7 million in the first quarter of 2018, compared to revenues of $3.9 million, operating loss of $2.8 million and an Adjusted EBITDA loss of $1.3 million in the first quarter of 2017. The revenue increase was primarily due to higher activity in the U.S. unconventional plays, and the addition of one month of revenues at our new location near Lake Charles, Louisiana.

Income Taxes

Civeo recognized an income tax benefit of $0.7 million, which resulted in an effective tax rate of 1.2% in the first quarter of 2018. During the first quarter of 2017, Civeo recognized an income tax benefit of $2.9 million, which resulted in an effective tax rate of 12.4%.

Financial Condition

As of March 31, 2018, Civeo had total liquidity of approximately $243.7 million, consisting of $201.7 million available under its revolving credit facilities and $42.0 million of cash on hand, including $30 million of cash from credit facility borrowings in late March to fund a portion of the cash consideration in the Noralta acquisition.

Civeo’s total debt outstanding on March 31, 2018 was $320.8 million, a $23.2 million increase since December 31, 2017. The increase resulted from borrowings in anticipation of the April 2, 2018 funding of the Noralta acquisition.

On April 2, 2018 we amended our credit agreement to extend the facility for 18 months to November 2020. Further, our aggregate revolving loan commitments were reduced $35.5 million to a maximum principal amount of $239.5 million.

During the first quarter of 2018, Civeo invested $2.7 million in maintenance related capital expenditures, down from $3.9 million during the first quarter of 2017, which included investments in an enterprise information system. Civeo also invested $23.5 million of cash in the Louisiana accommodation facility acquisition during the first quarter of 2018.

Second Quarter and Full Year 2018 Guidance

For the second quarter of 2018, Civeo expects revenues of $136 million to $144 million and EBITDA of $28 million to $30 million. For the full year of 2018, Civeo expects revenues of $490 million to $512 million and EBITDA of $93 million to $100 million, inclusive of the operations acquired in the Noralta and Louisiana acquisitions. Civeo expects capital expenditures of approximately $20 to $25 million for the full year 2018.

Conference Call

Civeo will host a conference call to discuss its first quarter 2018 financial results today at 11:00 a.m. Eastern time. This call is being webcast and can be accessed at Civeo's website at www.civeo.com. Participants may also join the conference call by dialing (866)-548-4713 in the United States or (323)-794-2093 internationally and using the conference ID 8849759. A replay will be available after the call by dialing (844) 512-2921 in the United States or (412) 317-6671 internationally and using the conference ID 8849759#.

About Civeo

Civeo Corporation is a leading provider of workforce accommodations with prominent market positions in the Canadian oil sands and the Australian natural resource regions. Civeo offers comprehensive solutions for housing hundreds or thousands of workers with its long-term and temporary accommodations and provides catering, facility management, water systems and logistics services. Civeo currently operates a total of 30 lodges and villages in operation in Canada and Australia, with an aggregate of approximately 32,000 rooms. Civeo is publicly traded under the symbol CVEO on the New York Stock Exchange. For more information, please visit Civeo's website at www.civeo.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward looking statements in this news release include the statements regarding Civeo’s future plans, priorities and borrowing needs; growth opportunities; optimism about activity, market demand and commodity price environment in 2018; and second quarter and full year 2018 guidance. The forward-looking statements included herein are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the accommodations industry, risks associated with the level of supply and demand for oil, coal, iron ore and other minerals, including the level of activity and developments in the Canadian oil sands, the level of demand for coal and other natural resources from Australia, and fluctuations in the current and future prices of oil, coal, iron ore and other minerals, risks associated with currency exchange rates, risks associated with the Noralta acquisition, risks associated with the development of new projects, including whether such projects will continue in the future, and other factors discussed in the "Management’s Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of Civeo’s annual report on Form 10-K for the year ended December 31, 2017 and other reports the Company may file from time to time with the U.S. Securities and Exchange Commission. Each forward-looking statement contained in this news release speaks only as of the date of this release. Except as required by law, Civeo expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

- Financial Schedules Follow -

CIVEO CORPORATION UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts)

	THREE MONTHS ENDED MARCH 31,
	2018	2017

Revenues	$101,504	$91,429

Costs and expenses:
Cost of sales and services	77,328	61,672
Selling, general and administrative expenses	16,887	14,210
Depreciation and amortization expense	30,764	32,829
Impairment expense	28,661	-
Other operating expense	379	450
	154,019	109,161
Operating loss	(52,515)	(17,732)

Interest expense, net of capitalized interest	(5,822)	(5,504)
Loss on extinguishment of debt	-	(842)
Interest income	58	10
Other income	2,259	254
Loss before income taxes	(56,020)	(23,814)
Income tax benefit	685	2,948
Net loss	(55,335)	(20,866)
Less: Net income attributable to noncontrolling interest	122	121
Net loss attributable to Civeo Corporation	$(55,457)	$(20,987)

Net loss per share attributable to Civeo Corporation common shareholders:
Basic	$(0.42)	$(0.17)
Diluted	$(0.42)	$(0.17)

Weighted average number of common shares outstanding:
Basic	131,631	120,846
Diluted	131,631	120,846

CIVEO CORPORATION CONSOLIDATED BALANCE SHEETS
(in thousands)

	MARCH 31, 2018	DECEMBER 31, 2017
	(UNAUDITED)
Current assets:
Cash and cash equivalents	$41,977	$32,647
Accounts receivable, net	60,882	66,823
Inventories	4,929	7,246
Assets held for sale	9,059	9,462
Prepaid expenses and other current assets	12,856	16,034
Total current assets	129,703	132,212

Property, plant and equipment, net	647,028	693,833
Other intangible assets, net	29,152	22,753
Other noncurrent assets	1,088	5,114
Total assets	$806,971	$853,912

Current liabilities:
Accounts payable	$26,337	$27,812
Accrued liabilities	12,418	22,208
Income taxes	333	1,728
Current portion of long-term debt	16,175	16,596
Deferred revenue	3,490	5,442
Other current liabilities	1,755	1,843
Total current liabilities	60,508	75,629

Long-term debt to third-parties	302,215	277,990
Other noncurrent liabilities	24,656	23,926
Total liabilities	387,379	377,545

Shareholders' equity:
Common shares	-	-
Additional paid-in capital	1,390,634	1,383,934
Accumulated deficit	(634,176)	(579,113)
Treasury stock	(952)	(358)
Accumulated other comprehensive loss	(336,034)	(328,213)
Total Civeo Corporation shareholders' equity	419,472	476,250
Noncontrolling interest	120	117
Total shareholders' equity	419,592	476,367
Total liabilities and shareholders' equity	$806,971	$853,912

CIVEO CORPORATION UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	THREE MONTHS ENDED MARCH 31,
	2018	2017

Cash flows from operating activities:
Net loss	$(55,335)	$(20,866)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	30,764	32,829
Impairment charges	28,661	-
Loss on extinguishment of debt	-	842
Deferred income tax expense (benefit)	2	(3,120)
Non-cash compensation charge	2,200	1,867
Gains on disposals of assets	(2,147)	(416)
Benefit for loss on receivables, net of recoveries	(35)	(60)
Other, net	2,047	795
Changes in operating assets and liabilities:
Accounts receivable	4,837	3,258
Inventories	2,190	(440)
Accounts payable and accrued liabilities	(10,352)	(4,521)
Taxes payable	(1,358)	320
Other current assets and liabilities, net	1,364	(640)
Net cash flows provided by operating activities	2,838	9,848

Cash flows from investing activities:
Asset acquisitions	(23,771)	-
Capital expenditures, including capitalized interest	(2,696)	(3,883)
Proceeds from disposition of property, plant and equipment	2,718	578
Other, net	110	-
Net cash flows used in investing activities	(23,639)	(3,305)

Cash flows from financing activities:
Proceeds from issuance of common stock	-	64,847
Term loan repayments	(4,079)	(3,947)
Revolving credit borrowings (repayments), net	35,641	(39,964)
Debt issuance costs	-	(1,772)
Other	(594)	(279)
Net cash flows provided by financing activities	30,968	18,885

Effect of exchange rate changes on cash	(837)	(77)
Net change in cash and cash equivalents	9,330	25,351

Cash and cash equivalents, beginning of period	32,647	1,785

Cash and cash equivalents, end of period	$41,977	$27,136

CIVEO CORPORATION SEGMENT DATA (in thousands) (unaudited)

	THREE MONTHS ENDED MARCH 31,
	2018	2017
Revenues
Canada	$63,390	$60,506
Australia	27,875	27,016
United States	10,239	3,907
Total revenues	$101,504	$91,429

EBITDA (1)
Canada	$(19,653)	$13,189
Australia	9,107	10,621
United States	(738)	(1,262)
Corporate and eliminations	(8,330)	(7,318)
Total EBITDA	$(19,614)	$15,230

Adjusted EBITDA (1)
Canada	$9,276	$13,189
Australia	9,107	10,621
United States	(738)	(1,262)
Corporate and eliminations	(7,632)	(7,318)
Total adjusted EBITDA	$10,013	$15,230

Operating income (loss)
Canada	$(39,930)	$(5,006)
Australia	(3,166)	(1,201)
United States	(3,264)	(2,802)
Corporate and eliminations	(6,155)	(8,723)
Total operating loss	$(52,515)	$(17,732)

(1) Please see Non-GAAP Reconciliation Schedule.

CIVEO CORPORATION NON-GAAP RECONCILIATIONS (in thousands) (unaudited)

	THREE MONTHS ENDED MARCH 31,
	2018	2017

EBITDA (1)	$(19,614)	$15,230
Adjusted EBITDA (1)	$10,013	$15,230
Free Cash Flow (2)	$2,860	$6,543

(1) The term EBITDA is defined as net income (loss) plus interest, taxes, depreciation and amortization. The term Adjusted EBITDA is defined as EBITDA adjusted to exclude impairment charges and certain costs associated with Civeo's acquisition of Noralta. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Civeo has included EBITDA and Adjusted EBITDA as supplemental disclosures because its management believes that EBITDA and Adjusted EBITDA provide useful information regarding its ability to service debt and to fund capital expenditures and provide investors a helpful measure for comparing Civeo's operating performance with the performance of other companies that have different financing and capital structures or tax rates. Civeo uses EBITDA and Adjusted EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to net loss, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	THREE MONTHS ENDED MARCH 31,
	2018	2017

Net loss	$(55,457)	$(20,987)
Income tax provision (benefit)	(685)	(2,948)
Depreciation and amortization	30,764	32,829
Interest income	(58)	(10)
Loss on extinguishment of debt	-	842
Interest expense	5,822	5,504
EBITDA	$(19,614)	$15,230
Adjustments to EBITDA
Impairment expense (a)	28,661	-
Noralta transaction costs (b)	966	-
Adjusted EBITDA	$10,013	$15,230

(a) Relates to the first quarter 2018 impairment of assets in Canada. We recorded a pre-tax loss of $28.7 million ($28.7 million after-tax, or $0.22 per diluted share), which is included in Impairment expense on the unaudited statements of operations.

(b) Relates to costs incurred associated with Civeo's acquisition of Noralta Lodge Ltd. The $1.0 million of costs in 2018 ($1.0 million after-tax, or $0.01, per diluted share), which are primarily corporate in nature, are included in Selling, general and administrative expenses on the unaudited statements of operations.

(2) The term Free Cash Flow is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales. Free Cash Flow is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, Free Cash Flow may not be comparable to other similarly titled measures of other companies. Civeo has included Free Cash Flow as a supplemental disclosure because its management believes that Free Cash Flow provides useful information regarding the cash flow generating ability of its business relative to its capital expenditure and debt service obligations. Civeo uses Free Cash Flow to compare and to understand, manage, make operating decisions and evaluate Civeo's business. It is also used as a benchmark for the award of incentive compensation under its Free Cash Flow plan.

The following table sets forth a reconciliation of Free Cash Flow to Net Cash Flows Provided by Operating Activities, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	THREE MONTHS ENDED MARCH 31,
	2018	2017

Net Cash Flows Provided by Operating Activities	$2,838	$9,848
Capital expenditures, including capitalized interest	(2,696)	(3,883)
Proceeds from disposition of property, plant and equipment	2,718	578
Free Cash Flow	$2,860	$6,543

CIVEO CORPORATION NON-GAAP RECONCILIATIONS - GUIDANCE (in millions) (unaudited)

	THREE MONTHS ENDING JUNE 30, 2018		YEAR ENDING DECEMBER 31, 2018
EBITDA Range (1)	$28.0	$30.0	$93.0	$100.0

(1) The following table sets forth a reconciliation of estimated EBITDA to estimated net loss, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in millions) (unaudited):

	THREE MONTHS ENDING JUNE 30, 2018		YEAR ENDING DECEMBER 31, 2018
	(estimated)		(estimated)

Net loss	$(14.0)	$(11.5)	$(64.0)	$(58.0)
Income tax provision (benefit)	1.0	0.5	(1.5)	(0.5)
Depreciation and amortization	34.5	34.5	133.5	133.5
Interest expense	6.5	6.5	25.0	25.0
EBITDA	$28.0	$30.0	$93.0	$100.0

CIVEO CORPORATION SUPPLEMENTAL QUARTERLY SEGMENT AND OPERATING DATA (U.S. dollars in thousands, except for room counts and average daily rates) (unaudited)

	THREE MONTHS ENDED MARCH 31,
	2018	2017

Supplemental Operating Data - Canadian Segment
Revenues
Accommodation revenue (1)	$50,647	$56,230
Mobile facility rental revenue (2)	7,794	559
Catering and other services revenue (3)	3,739	3,443
Manufacturing revenue (4)	1,210	274
Total Canadian revenues	$63,390	$60,506

Average available lodge rooms (5)	14,720	14,720

Rentable rooms (6)	8,484	8,859

Average daily rates (7)	$88	$97

Billed rooms (8)	572,888	575,571

Occupancy in lodges (9)	75%	72%

Canadian dollar to U.S. dollar	$0.791	$0.756

Supplemental Operating Data - Australian Segment
Revenues (1)	$27,875	$27,016

Average available village rooms (5)	9,346	9,386

Rentable rooms (6)	8,721	8,776

Average daily rates (7)	$81	$81

Billed rooms (8)	341,579	331,208

Occupancy in villages (9)	44%	42%

Australian dollar to U.S. dollar	$0.786	$0.758

(1) Includes revenues related to lodge and open camp rooms.

(2) Includes revenues related to mobile camps.

(3) Includes revenues related to catering and food services, laundry and water and wastewater treatment services.

(4) Includes revenues related to modular construction and manufacturing services.

(5) Average available rooms relate to Canadian lodges and Australian villages and includes rooms that are utilized for our personnel.

(6) Rentable rooms relate to Canadian lodges and Australian villages and excludes rooms that are utilized for our personnel and out-of-service rooms.

(7) Average daily rate is based on rentable rooms and lodge/village revenue.

(8) Billed rooms represents total billed days.

(9) Occupancy represents total billed days divided by rentable days. Rentable days excludes staff rooms and out-of-service rooms.

CONTACT:

Frank C. Steininger
Civeo Corporation
Senior Vice President & Chief Financial Officer
713-510-2400

Marc Cunningham or
Jeffrey Spittel
FTI Consulting
713-353-5407